Exhibit 10.1

DIRECTORS' RESTRICTED STOCK UNIT AGREEMENT

1. Award of Restricted Stock Units

(a) Portland General Electric Company (the "Company") hereby grants [_____________] restricted stock units (the "Restricted Stock Units") to [___________] (the "Grantee"). A Restricted Stock Unit represents the right to receive a share of the Company's common stock (a "Share") at a future date in accordance with the terms of this Agreement.

(b) The grant is effective as of [__________], 2006 (the "Grant Date").

(c) The grant is made under the Portland General Electric Company 2006 Stock Incentive Plan (the "Plan"), and is subject to the terms and conditions of the Plan and this agreement (the "Agreement").

(d) Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

2. Vesting

Provided that the Grantee remains a director of the Company, except as provided in Section 4 below, the Restricted Stock Units shall vest in equal quarterly installments on ______________, 2___, ______________, 2___, ______________, 2___, and ______________, 2___.

3. Settlement in Shares

As soon as practicable after a Restricted Stock Unit vests, the Company shall settle the Restricted Stock Unit by issuing a Share to the Grantee, but in no event later than the March 15th following the year in which the Restricted Stock Unit vests. Upon such settlement, the Grantee shall have no further rights under the Restricted Stock Unit.

4. Termination of Service

If the Grantee's service as a director of the Company terminates (a "Termination") due to death or disability before all the Restricted Stock Units have vested, the Restricted Stock Units that would have vested upon the next quarterly vesting date shall vest. The Grantee will forfeit any remaining unvested Restricted Stock Units. For purposes of this Section 4, disability shall be determined by the Committee in its sole discretion in accordance with the disability standard under the long-term disability program of the Company.

If the Grantee experiences a Termination for any other reason, the Grantee will forfeit any unvested Restricted Stock Units.

The Committee shall determine the date of any Termination.

5. Non-Transferability of Award

The Grantee may not transfer any portion of this award except by will or the laws of descent and distribution. The transferability of the Shares issued in settlement of the Restricted Stock Units may also be limited in accordance with any legend on the certificate(s) representing such Shares that restricts the transferability of the Shares.

6. Shareholder Rights

The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, until Shares are issued to the Grantee in settlement of the Restricted Stock Units.

7. Dividend Equivalent Rights

The Grantee shall be entitled to one Dividend Equivalent Right for each Restricted Stock Unit granted hereunder. A Dividend Equivalent Right entitles the Grantee to receive an amount equal to any dividends paid on a Share, which dividends have a record date between the Grant Date and the vesting date for the related Restricted Stock Unit. Dividend Equivalent Rights shall be distributed in cash to the Grantee on the date that the related dividend is paid to holders of Shares.

8. Amendments

The Committee may from time to time amend the terms of this Agreement to the extent it deems appropriate to carry out the terms and provisions of the Plan. Notwithstanding the foregoing, any amendment materially adverse to the economic interests of the Grantee shall be effective only if consented to by the Grantee in writing.

9. Withholding

In the event that the Company is responsible for tax withholding on distributions to the Grantee, the provisions of this Section 9 shall apply. The Company's obligation to deliver the certificate(s) representing Shares issued to settle Restricted Stock Units shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state and local requirements. Unless, prior to the vesting date for the related Restricted Stock Units, the Grantee notifies the Company of the Grantee's intention to remit sufficient funds to the Company to satisfy all applicable withholding requirements prior to the date the Shares are to be delivered to the Grantee, then, subject to applicable law, the Company shall withhold Shares otherwise deliverable to the Grantee with a Fair Market Value equal to the required withholding; provided, however, that if the amount required to be withheld is not equal to the Fair Market Value of a whole number of Shares, the Company shall withhold from other sums due the Grantee in lieu of withholding a fractional Share.

10. Incorporation of Plan Terms

The terms and conditions of the Plan are incorporated into and made a part of this Agreement. In the event of any difference between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.

11. Interpretation of Agreement and Plan

The Committee shall have sole power to interpret and construe any provisions of this Agreement or the Plan. Any such interpretation or construction made by the Committee shall be final and conclusive.

12. Grant Not to Affect Service

The Restricted Stock Units granted hereunder and Shares issued in settlement of the Restricted Stock Units shall not confer upon the Grantee any right to continue as a director of the Company.

13. Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Unless such an invalid or unenforceable provision can be appropriately reformed or modified, this Agreement shall be construed as if such provision were omitted.

14. Miscellaneous

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

15. Securities Laws

The Committee may from time to time impose any conditions on the Restricted Stock Units or Shares issued in settlement of the Restricted Stock Units as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.

16. Notices

All notices or other communications given hereunder shall be in writing, and any notices or other communications required to be given hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery, or expedited delivery service, delivery charges prepaid and with acknowledged receipt of delivery. A notice or other communication shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt, and shall be addressed, as the case may be to the Grantee and to the Company at the following applicable address:

(A) If to the Grantee, to the most recent address for Grantee that the Company or its subsidiaries have in their records.

(B) If to the Company, to:

Portland General Electric Company

121 SW Salmon Street
Portland, OR 97204

Attention: [__________________]

Any party may, by notice given in compliance with this Section, change its address for all subsequent notices. Notice by either party shall be deemed sufficient if signed by such party's counsel and also, in the case of the Company, by any of the Company's officers, if otherwise given in compliance with this Section.

17. Entire Agreement

This Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

18. Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon. With respect to any suit, action or proceedings relating to this Agreement (the "Proceedings"), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Oregon and the United States District Court located in Multnomah County, Oregon, and irrevocably waives any objection that it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party from enforcing in any jurisdiction any judgment, order or award obtained in any such court.

19. Grantee Acknowledgement

Grantee acknowledges that he/she had sufficient time to consider this Agreement and to seek legal consultation, and has fully read and understands this Agreement.

[NAME OF GRANTEE]

Dated: _____________________ ______________________________

PORTLAND GENERAL ELECTRIC COMPANY

Dated: _____________________ By: ___________________________